Calculation of Filing Fee Tables
S-8
PHAOS TECHNOLOGY HOLDINGS (CAYMAN) Ltd
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Class A Ordinary Shares, $0.0001 par value each ("Class A Ordinary Shares")	Other	2,741,350	$ 1.90	$ 5,208,565.00	0.0001381	$ 719.30
Total Offering Amounts:						$ 5,208,565.00		$ 719.30
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 719.30
Offering Note
[1]	(1) This Registration Statement on Form S-8 covers additional shares of Class A Ordinary Shares of Phaos Technology Holdings (Cayman) Limited ("Registrant") issuable pursuant to the 2026 Equity Incentive Plan (as amended and restated, the "2026 Equity Incentive Plan") of the Registrant. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement is deemed to cover an indeterminate number of Ordinary Shares which may be offered and issued to prevent dilution resulting from share splits, share dividends or similar transactions as provided in the 2026 Equity Incentive Plan. The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$1.90 per Ordinary Share, the average of the high and low prices for the Registrant's Ordinary Shares as quoted on the Nasdaq Capital Market on April 9, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources